FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. (SSTI) ACQUIRES 2.5 ACRES OF LAND IN CANADA TO DEVELOP 870-UNIT SELF-STORAGE FACILITY

SSTI Currently Owns Four Self-Storage Properties in Toronto
Totaling Approximately 411,000 Net Rentable Square Feet

     TORONTO, Ontario (Canada) - April 16, 2014 - Strategic Storage Trust, Inc. (SSTI)--a publicly registered self-storage REIT--recently acquired 2.5 acres of land located in Toronto, Canada for a ground-up self-storage development opportunity. The total purchase price was approximately $3.8 million CAD in an all-cash deal.

     "We targeted this land in the district of Scarborough due to its prime access from the 401 Expressway and Kingston Road (Highway 2A)," said H. Michael Schwartz, chairman and CEO of SSTI. "This new ground-up development underscores our long term commitment to self storage in the Greater Toronto Area."

     This self-storage project will offer six buildings (three one-story buildings and three two-story buildings) totaling approximately 870 units. This new facility, which will total approximately 78,000 NRSF, will be located at 505 & 515 Centennial Rd. in Toronto. Once completed, the facility will be branded under the SmartStop® Self Storage trade name.

     SSTI currently owns four self-storage properties in Ontario totaling approximately 3,695 units and 411,000 net rentable square feet (NRSF). The SSTI Canadian portfolio includes:

    4548 Dufferin Street in Toronto (1,060 units, 110,300 NRSF)
    3136 Mavis Rd. in Mississauga (815 units, 101,500 NRSF)
    8 Brewster Road in Brampton (930 units, 108,800 NRSF)
    600 Granite in Pickering (890 units, 91,000 NRSF) (currently in development)

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 125 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 79,000 self-storage units and 10.4 million rentable square feet of storage space. For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com

To view our self storage locations or to find self-storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter
Media Strategist
Anton Communications
949-748-0542
vshowalter@antonpr.com
www.antonpr.com

Genevieve Anton
Principal
Anton Communications
714-544-6503
ganton@antonpr.com
www.antonpr.com